Exhibit 99.1

iGATE Reports 2009 Fourth Quarter and Year End Results

Q4 Revenues Up, Achieves 20% Operating Margin, Declares Dividend $ 0.11 per share

FREMONT, CA – January 20, 2010 – iGATE, (NASDAQ:IGTE), an integrated technology and operations (iTOPS) company, today announced its financial results for the fourth quarter and year ended December 31, 2009.

Fourth quarter highlights

•	Revenue from continuing operations of $52.4 million compared to $51.5 million made in the corresponding quarter previous year

•	Achieved 40.6% gross margin and 20% operating margin

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Basic earnings of $ 0.16 per share, compared to $ 0.13 per share in the corresponding quarter last year; diluted earnings from continuing operations of $0.15 per share, an increase of 25% from the corresponding quarter previous year

•	6,910 employees as of December 31, 2009; net addition of 530 employees during the quarter

Full year highlights

•	Ranked second in Dataquest-IDC’s annual survey of the top 20 best IT employers in India

•	Won the prestigious Performance Excellence Trophy against the IMC Ramakrishna Bajaj National Quality Award Criteria 2009 in the Service Category.

•	Selected to receive an ASTD (American Society for Training and Development) excellence in practice award in the career development category

•	Revenue from continuing operations of $193.1 million compared to $218.8 million made in the previous year

•	Basic earnings of $ 0.52 per share, compared to $ 0.54 per share in the previous year; diluted earnings from continuing operations of $0.51 per share, a decrease of 4% over the previous year

•	The Board of Directors recommended an annual dividend of $0.11 per share, based on the healthy performance in 2009.

“I am pleased that we are starting 2010 with a strong momentum both from a revenue growth and operating margin perspective. I am also glad that we were able to achieve twenty percent operating margin in an economically turbulent time,” said Phaneesh Murthy, Chief Executive Officer.

Sujit Sircar, Chief Financial Officer said “Consistent improvement in operating metrics improved our operating margin for the quarter. Good financial management helped us improve our cash flow and maintain a healthy balance sheet. While we are encouraged by the signs of an improving economy, the volatility of the global currency market is still a cause of concern which has brought our diluted earnings per share down for the quarter despite a higher operating margin”

Fourth quarter operating results

Revenue from continuing operations for the quarter was $52.4 million compared to $51.5 million in the same period last year. Gross profit margin improved marginally to 40.6% from 40.5% in the corresponding quarter last year.

Operating income for the quarter increased to $10.5 million from $7.6 million in the same period last year. Operating margin has gone up to 20% of revenue from 14.8% in the corresponding quarter last year. Net income from continuing operations increased to $8.6 million compared to net income of $6.8 million in the same period last year. Basic earnings was $0.16 per share and diluted earnings was $0.15 per share for the quarter, compared to $0.13 and $0.12 respectively in the fourth quarter of 2008.

Full year operating results

Revenue from continuing operations for the year was $193.1 million compared to $218.8 million recorded last year. Gross profit margin increased to 39.1% from 37.6% last year. The improvement in gross margin is due to enhanced contribution of higher-margin business and increase in resource utilization.

Operating income for the year grew to $32.4 million from $27.7 million last year. Operating margin has gone up to 16.8% of revenue from 12.7% last year. The increase in operating margin is due to gross margin growth and prudent management of SG&A expenses.

Net income from continuing operations decreased to $28.6 million compared to $29.3 million (net of non controlling interest) last year. Basic earnings was $0.52 per share and diluted earnings was $0.51 per share for the year, compared to $0.54 and $0.53 respectively in 2008.

During the year, the company generated operating cash flow of $43.9 million and ended the year with $96.8 million in cash and short-term investments.

Key customer wins and significant projects during the fourth quarter

A Fortune 500 building materials company selected iGATE as its preferred partner to execute a major Business Information (BI) project. The project is of significant strategic importance to the client as it provides them with best-in-class solution for information-based decision making.

A large North American Bank engaged iGATE to provide IT Solutions and Services. The securities aggregation and reporting application of the bank will be enhanced to meet various new business needs and federal compliance requirements. iGATE will also maintain and support this application by leveraging its global delivery model.

iGATE won a multi-year deal from a global engineering construction company to support their Enterprise Resource Planning (ERP) application running in multiple business units spread across the globe.

A financial conglomerate engaged iGATE to build the processes and tools and to outsource the process for managing their back office operational staffing. This will enable the client to better manage its staffing volumes, customer services and cost of operations, all contributing to higher margins and higher customer satisfaction.

iGATE won multiple, multi-year maintenance agreements spanning corporate systems and retail banking applications from a top tier North American financial services company. iGATE will be responsible for ongoing day to day support, break/fix and minor enhancements to a set of applications spanning both legacy and web technologies.

The insurance division of one of the leading financial services providers in North America has awarded a multi-year quality assurance project to iGATE. The scope of the project includes providing quality assurance services to life, home and auto insurance offerings of the client. iGATE will launch new technology initiatives to better service customer needs and operational demands.

Important events during the quarter

•	Ranked 7th in Credit Banking Business Process outsourcing by The Black Book of Outsourcing

•	Ranked 6th among the top tier ITO in the Insurance Industry by The Black Book of Outsourcing

•	Expanded Global Delivery Facility in Bangalore - created an environment friendly workplace

•	Included in the NASDAQ Global Select Market List, an elite list of NASDAQ-listed public companies

Conference Call and Webcast

iGATE will host a telephonic conference call on Wednesday, January 20, 2010 at 9.00 am Eastern time to discuss the results of its fourth quarter and full year ended December 31, 2009. A live webcast of this conference call will be available on our web site www.igate.com. A replay of the call will be available until January 27, 2010.

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome based pricing model through a fully integrated technology and operations (iTOPS) structure with global service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year on year cost benefits and tie costs to business needs and results. iGATE provides IT consulting; application development and maintenance; data warehousing; business intelligence solutions; ERP/ enterprise solutions; BPO/business service provisioning; infrastructure management; independent verification and validation; KPO and contact center services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies, is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has 34 offices in 16 countries and manages global delivery centers in Mexico, Australia, Malaysia and India. iGATE is rated as a leading employer in India. For more information, please visit www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2008.

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

Media Contact:

Rathnam Subramanyam

+1 510-896-3021

pr@igate.com

iGATE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31, 2009 (unaudited)	December 31, 2008 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$29,565	$30,878
Short-term investments	67,192	34,601
Accounts receivable, net	24,533	33,778
Unbilled revenues	9,636	6,787
Prepaid expenses and other current assets	4,628	4,184
Prepaid income taxes	4,247	3,300
Deferred tax assets	31	32
Receivable from Mastech	87	742

Total current assets	139,919	114,302

Deposits and other assets	4,482	3,986
Property and equipment, net	42,682	34,490
Deferred tax assets	8,474	5,016
Goodwill	30,517	29,179
Intangible assets, net	2,086	2,920

Total assets	$228,160	$189,893

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,515	$1,785
Accrued payroll and related costs	14,173	13,146
Accrued expenses	14,160	12,024
Deferred income taxes	—	471
Foreign exchange derivative contracts	1,097	7,468
Other current liabilities	3,843	3,874
Restructuring reserve	101	271
Deferred revenue	918	766

Total current liabilities	35,807	39,805

Other long-term liabilities	1,035	882
Foreign exchange derivative contracts, long term	—	3,134

Total liabilities	36,842	43,821

Shareholders’ equity:
Common Stock, par value $0.01 per share	561	551
Additional paid-in capital	180,278	173,198
Retained earnings	38,228	15,613
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive loss	(13,035)	(28,576)

Total shareholders’ equity	191,318	146,072

Total liabilities and shareholders’ equity	$228,160	$189,893

iGATE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars and shares in thousands, except per share data)

	Three Months ended, December 31,		Year ended, December 31,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (audited)
Revenues	$52,404	$51,500	$193,099	$218,798
Cost of revenues	31,134	30,621	117,693	136,441

Gross margin	21,270	20,879	75,406	82,357
Selling, general and administrative	8,798	11,398	35,433	45,327
Depreciation and amortization	1,975	1,840	7,582	9,348

Income from operations	10,497	7,641	32,391	27,682
Other (expense) income, net	(1,529)	(537)	(3,231)	2,661
Equity in income of affiliated companies	—	—	—	2

Income before income taxes	8,968	7,104	29,160	30,345
Income tax expense	334	134	585	675

Income from continuing operations, net of tax	8,634	6,970	28,575	29,670
(Loss) income from discontinued operations, net of taxes	—	(176)	—	1,605

Net income	8,634	6,794	28,575	31,275
Less: Net income attributable to the noncontrolling interest	—	—	—	371

Net income attributable to iGATE	$8,634	$6,794	$28,575	$30,904

Basic earnings per share from continuing operations	$0.16	$0.13	$0.52	$0.54
Basic earnings per share from discontinuing operations	$—	$—	$—	$0.03

Diluted earnings per share from continuing operations	$0.15	$0.12	$0.51	$0.53
Diluted earnings per share from discontinuing operations	$—	$—	$—	$0.03

Weighted average shares outstanding, Basic	55,613	54,157	55,114	53,903

Weighted average dilutive common equivalent shares outstanding	56,590	55,348	55,951	55,451